Exhibit 99.1

Heska Corporation
Jon Aagaard
Investor Relations
970.619.3033
investorrelations@heska.com

Heska Corporation Reports Second Quarter 2021 Results
Record Quarterly Revenue $64.9 Million, North America Lab Consumables Sales Up 42.5%
Outlook Raised, New Product Launches and Strategic Initiatives Advanced
LOVELAND, CO, August 3, 2021 -- Heska Corporation (NASDAQ: HSKA; “Heska” or “Company”), a leading provider of advanced veterinary diagnostic and specialty products, reported financial results in two segments (North America and International) for its second quarter ended June 30, 2021. Point of Care is “POC” and scil animal care company GmbH is “scil” in this release.
Second Quarter 2021 and Year Over Year ("YOY") Metrics
$ in millions except Earnings Per Share ("EPS")

	Q2 ($)	Q2 (%) YOY
Consolidated Revenue	$64.9	42.0%
North America Revenue	$40.5	39.9%
International Revenue	$24.4	45.8%

	Q2 (%)	Q2 YOY bps(1)
Consolidated Gross Margin	42.0%	290
Net loss margin	(0.3)%	1370
Adjusted EBITDA Margin(2)	13.0%	390

	Q2 ($)	Q2 (%) YOY
Net loss attributable to Heska	$(0.6)	91.1%
Net loss	$(0.2)	96.5%
Adjusted EBITDA(2)	$8.4	103.3%
EPS, Diluted	$(0.06)	91.7%
Non-GAAP EPS, Diluted(2)	$0.50	(3)
(1) "bps" is basis points. (2) See “Use of Non-GAAP Financial Measures” and related reconciliations provided below. (3) Comparable percentage variances are not meaningful.

Second Quarter 2021 Highlights
•Record quarterly revenue of $64.9 million led by (1) North America POC Lab Consumables growth of 42.5% and International POC Lab Consumables growth of 26.0%, attributable to strong utilization, price, growth in key accounts, and expanding menu, and (2) increased capital placements in both POC Lab Instruments and POC Imaging.
•Consolidated gross margin rose approximately 290 bps compared to prior year, to 42.0% in the second quarter. North America gross margin rose approximately 390 bps compared to prior year, to 47.9% in the second quarter. Despite revenue growth of 80.7% in lower margin International POC Lab Instruments and Other from strong new subscriptions adoption, International gross margins continued to improve, up approximately 170 bps year over year, to 32.2%. We continue to see substantial opportunity to move International gross margin towards current North America levels.
•In this first comparable post-scil acquisition period, year over year International sales grew 45.8%.
•Heska entered the central reference laboratory market with the acquisition of Milan, Italy based veterinary laboratory, BiEsseA Laboratorio Veterinario Srl ("BiEsseA").
•Revised 2021 Outlook increases consolidated revenue to $250 million to $260 million, implying year over year growth of approximately 26.7% to 31.8%, driven by estimated global POC Lab revenue growth of approximately 32.7% to 41.5% to $150 million to $160 million.
“The second quarter of 2021 outpaced my expectations across all key metrics, with very strong sequential and year over year results,” commented Kevin Wilson, Heska’s Chief Executive Officer and President. “Sales, margins, and subscriptions were all up strongly and operations teams delivered great results. Heska's in great shape as we begin the second half and look to next year. Our global team and reach are greatly expanded. The balance sheet and team are ready for more offense. And our products release cycle has no obvious historical rival in veterinary diagnostics. Broadly, we continue to see very positive industry trends in all geographic segments. Specifically, we continue to benefit from execution in our strategies for doubling of customers and geography, doubling of revenue lines opportunities, and continuing to win in our baseline business.”
“Element AIM™ is now operating in the limited early adopter environment and inventory build for general release in 2021 is on track. Having overcome various, one to three months’ supply chain delays for things like advanced computer chips and touch screens, our current preparedness for volume manufacturing supports our schedule to begin installing general release Element AIM™ pre-orders in the fourth quarter. In the specialty services market, early wins in top hospitals for our new Heskaview Specialty Services™

telecytology offerings continue to reaffirm our decision to enter this space. In POC Lab, Heska's dry chemistry team surprised the market late in the second quarter with the unexpected release of our new Element DCX®. Nestled between the economical Element DC® and the ultra-high-capacity Element DC5X®, Element DCX® further distances the competition from Heska's dry chemistry family by delivering a superior combination of automation, speed, accuracy, user experience, value, and compact form factor. And lastly, Heska’s new Element i+®, Element RC™, Element RC3X™, Element COAG+™, and numerous test menu expansions throughout our portfolio continue to advance into the market. These many initiatives are just now making early contributions and are expected to lift multi-year growth as they help Heska capture a larger installed subscriber base and higher utilization.”
“Also in the second quarter, Heska took our initial step into the international reference laboratory space with the acquisition of BiEsseA, one of Italy’s first and leading veterinary central reference laboratories since 1978. Milan based BiEsseA is near our scil point of care and imaging diagnostics headquarters for Italy. We intend to knit together our trusted and local teams and products to offer the best bundle of diagnostics subscriptions available to veterinarians in Italy. While the financial contribution of BiEsseA in 2021 will be quite modest, this first effort in Italy will serve as an important model for launching, optimizing, and scaling bundled offerings in our key international markets.”
Mr. Wilson concluded, “Heska continues to deliver on current period results while going faster, strengthening strongholds, developing the right products and services, assembling the right assets, and leveraging unique advantages to win. Our subscription base is very loyal and growing. Our customers and end markets are healthy. Our products are strong and quickly expanding to be the industry’s ‘first choice’, ‘must have’, ‘full portfolio’. Our teams are expert and fired up. Our research and development activities house many incremental and transformative projects. And our cash on hand, cash generation, healthy balance sheet, and numerous business development opportunities have us extremely well positioned to play offense in this healthy, growing, global veterinary market. With these and many other factors in mind, we are confidently updating our 2021 Outlook and we remain quite optimistic for 2022 and beyond.”

Revenue
North America Segment Revenue

	Q2 ($)	Q2 (%) YOY
North America Revenue	$40.5	39.9%
POC Lab Instruments & Other	$3.5	17.6%
POC Lab Consumables	$19.3	42.5%
POC Imaging	$7.1	71.2%
PVD(1)	$6.2	27.3%
OVP(2)	$4.4	28.6%
(1) "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes Tri-Heart® heartworm and Allercept® allergy testing and therapeutics.
(2) "OVP" is former Other Vaccines and Pharmaceuticals segment contract manufacturing products.
Note: Numbers may not foot due to rounding.

International Segment Revenue

	Q2 ($)	Q2 (%) YOY
International Revenue	$24.4	45.8%
POC Lab Instruments & Other	$4.0	80.7%
POC Lab Consumables	$11.9	26.0%
POC Imaging	$7.3	65.2%
PVD(1)	$1.2	84.0%
(1) "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes allergy testing and therapeutics.
Profitability
Total operating expenses in the second quarter of 2021 were $28.0 million compared to $22.3 million in the second quarter of 2020. The increase is driven primarily by higher stock-based compensation expense, increased variable selling costs and increased general and administrative expenses; partially offset by lower one-time acquisition and other related costs incurred last year primarily due to the acquisition of scil.
Net income, diluted EPS, and non-GAAP diluted EPS were favorably impacted by increased revenue, higher gross profit, and leveraged operating costs. Net income and diluted EPS were also favorably impacted by lower non-cash interest expense as a result of a change in accounting treatment related to the Company's Convertible Notes.
Liquidity
We continue to demonstrate a strong liquidity position with cash of $245.2 million.

2021 Revised Outlook
We are pleased to raise our previously issued 2021 Outlook as follows:

2021 Revised Outlook
Consolidated Revenue	$250-$260 million
Adjusted EBITDA Margin(1)	+10%
Dollars in millions. All 2021 Outlook and 2021 Revised Outlook are forward looking statements.
(1) Excludes estimates for taxes, interest, depreciation and amortization, purchase accounting, acquisition and other one-time costs, and stock-based compensation. Heska is unable to provide a reconciliation of the non-GAAP guidance measure to the corresponding GAAP measure on a forward-looking basis without unreasonable effort due to the high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant impact on future GAAP results. Heska believes the non-GAAP presentation is more in-line with future ongoing operating performance.
•Heska updates the 2021 Outlook for consolidated revenue to $250-$260 million, global POC Lab revenue to $150-$160 million, global POC Imaging revenue remains at $50-$60 million, and Adjusted EBITDA margin raised to greater than 10%.
•Consistent with the second quarter of 2021, we anticipate approximately 60%-65% of full year revenue from our North America segment, which includes a revised estimate of North America POC Lab Consumable growth of greater than 20%.

Earnings Conference Call
Heska management will conduct a conference call on August 3, 2021 at 9:00 a.m. MT (11:00 a.m. ET) to discuss the Company's second quarter 2021 financial results. The conference call may be accessed by dialing 1-888-394-8218 within the United States and 1-323-701-0225 outside of the United States. Please reference conference identification number 7232565. The call will also be broadcast online at https://ir.heska.com/events/. A telephone replay of the conference call will be available until August 18, 2021. The telephone replay may be accessed by dialing 1-844-512-2921 within the United States or 1-412-317-6671 outside of the United States. The replay access number is 7232565. The webcast will also be archived on www.heska.com for 90 days.
About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through its two business segments: North America and International. Both segments include Point of Care Lab testing instruments and consumables, digital imaging products, software and services, data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The North America segment also includes private label vaccine and pharmaceutical production under third-party agreements and channels, primarily for herd animal health. For more information, please visit www.heska.com.

Forward-Looking Statements
This document contains forward-looking information related to the Company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this document, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate and cause actual results to materially deviate from forward-looking statements. Forward-looking statements in this document include, among other things, statements with respect to Heska's future financial and operating results, future sales, sales split percentages, sales geography percentages, market share, and strategic goals; the anticipated benefits of the scil and BiEsseA acquisitions; supplier availability; competing suppliers; any product's ability to performed and be recognized as anticipated, in particular when such product is under development; Heska’s ability to sell and market its products in an economically sustainable fashion, including related to varying customs, cultures, languages and sales cycles and uncertainties with foreign political and economic climates; the Company’s ability to integrate the acquired businesses within its existing operations; and new product development and release schedules.

Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements include, among others, risks and uncertainties related to: the impact of the COVID-19 pandemic on consumer demand, our global supply chain and our financial and operational results; the success of third parties in marketing our products; outside business interests of our Chief Executive Officer; our reliance on third party suppliers and collaborative partners; our dependence on key personnel; our dependence upon a number of significant customers; competitive conditions in our industry; our dependence on third parties to successfully develop new products; our ability to market and sell our products successfully; expansion of our international operations; the impact of regulation on our business; the success of our acquisitions and other strategic development opportunities; our ability to develop, commercialize and gain market acceptance of our products; cybersecurity incidents and related disruptions and our ability to protect our stakeholders’ privacy; product returns or liabilities; volatility of our stock price; and our ability to service our convertible notes and comply with their terms. Such factors are set forth under “Risk Factors” in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.
Use of Non-GAAP Financial Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present second quarter 2021 and 2020 EBITDA (net income before income taxes, interest, depreciation and amortization), and Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP earnings per share, which are non-GAAP measures. These measures should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue, net	$64,928	$45,712	$125,431	$76,366
Cost of revenue	37,656	27,847	72,689	45,053
Gross profit	27,272	17,865	52,742	31,313

Operating expenses:
Selling and marketing	12,449	9,583	23,356	16,963
Research and development	1,948	1,696	3,134	3,824
General and administrative	13,569	11,040	25,930	19,599
Total operating expenses	27,966	22,319	52,420	40,386
Operating (loss) income	(694)	(4,454)	322	(9,073)
Interest and other expense, net	581	2,145	1,106	4,343
(Loss) income before income taxes and equity in losses of unconsolidated affiliates	(1,275)	(6,599)	(784)	(13,416)
Income tax expense (benefit):
Current income tax expense	36	31	677	56
Deferred income tax benefit	(1,087)	(243)	(3,294)	(1,776)
Total income tax benefit	(1,051)	(212)	(2,617)	(1,720)

Net (loss) income before equity in losses of unconsolidated affiliates	(224)	(6,387)	1,833	(11,696)
Equity in losses of unconsolidated affiliates	(343)	(87)	(529)	(217)
Net (loss) income after equity in losses of unconsolidated affiliates	(567)	(6,474)	1,304	(11,913)
Net loss attributable to redeemable non-controlling interest	—	(117)	—	(268)
Net (loss) income attributable to Heska Corporation	$(567)	$(6,357)	$1,304	$(11,645)

Basic (loss) earnings per share attributable to Heska Corporation	$(0.06)	$(0.72)	$0.13	$(1.43)
Diluted (loss) earnings per share attributable to Heska Corporation	$(0.06)	$(0.72)	$0.13	$(1.43)

Weighted average outstanding shares used to compute basic (loss) earnings per share attributable to Heska Corporation	10,167	8,776	9,825	8,165
Weighted average outstanding shares used to compute diluted (loss) earnings per share attributable to Heska Corporation	10,167	8,776	10,189	8,165

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2021	2020

ASSETS
Current Assets:
Cash and cash equivalents	$245,153	$86,334
Accounts receivable, net of allowance for losses of $798 and $769, respectively	27,887	31,080
Inventories	41,204	40,037
Net investment in leases, current, net of allowance for losses of $136 and $192, respectively	5,394	4,794
Prepaid expenses	5,517	3,875
Other current assets	5,688	5,155
Total current assets	330,843	171,275

Property and equipment, net	34,296	35,542
Operating lease right-of-use assets	4,944	5,457
Goodwill	90,771	88,276
Other intangible assets, net	52,898	55,992
Deferred tax asset, net	17,845	5,694
Net investment in leases, non-current	17,384	15,789
Investments in unconsolidated affiliates	6,175	6,704
Related party convertible note receivable, net	6,776	6,671
Promissory note receivable from investee, net	8,846	—
Other non-current assets	8,588	8,439
Total assets	$579,366	$399,839

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$14,581	$15,119
Accrued liabilities	17,368	18,055
Operating lease liabilities, current	2,035	2,087
Deferred revenue, current, and other	7,497	6,854
Total current liabilities	41,481	42,115

Convertible note, non-current, net	83,824	48,459
Deferred revenue, non-current	4,074	4,667
Other long-term borrowings	119	554
Operating lease liabilities, non-current	3,404	3,858
Deferred tax liability	11,583	11,856
Other liabilities	1,115	1,277
Total liabilities	145,600	112,786

Total stockholders' equity	433,766	287,053
Total liabilities and stockholders' equity	$579,366	$399,839

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net (loss) income(1)	$(224)	$(6,387)	$1,833	$(11,696)
Income tax benefit	(1,051)	(212)	(2,617)	(1,720)
Interest expense, net	455	2,213	986	4,326
Depreciation and amortization	3,109	3,330	6,680	4,704
EBITDA	$2,289	$(1,056)	$6,882	$(4,386)
Acquisition-related and other one-time costs(2)	862	2,728	1,017	6,603
Stock-based compensation	5,621	2,444	9,457	2,797
Equity in losses of unconsolidated affiliates	(343)	(87)	(529)	(217)
Net loss attributable to non-controlling interest	—	117	—	268
Adjusted EBITDA	$8,429	$4,146	$16,827	$5,065
Net (loss) income margin(3)	(0.3)%	(14.0)%	1.5%	(15.3)%
Adjusted EBITDA margin(3)	13.0%	9.1%	13.4%	6.6%

(1) Net (loss) income used for reconciliation represents the "Net (loss) income before equity in losses of unconsolidated affiliates."

(2) To exclude the effect of one-time charges of $0.9 million and $1.0 million for the three and six months ending June 30, 2021, and $2.7 million and $6.6 million for the three and six months ending June 30, 2020. These costs were incurred primarily as part of acquisition and other related costs.

(3) Net (loss) income margin and adjusted EBITDA margin are calculated as the ratio of net (loss) income and adjusted EBITDA, respectively, to revenue.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) PER DILUTED SHARE
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net (loss) income attributable to Heska per diluted share	$(0.06)	$(0.72)	$0.13	$(1.43)
Acquisition-related and other one-time costs(1)	0.08	0.29	0.10	0.81
Amortization of acquired intangibles(2)	0.16	0.18	0.30	0.25
Purchase accounting adjustments related to inventory and fixed asset step-up(3)	0.01	0.04	0.02	0.05
Amortization of debt discount and issuance costs	—	0.16	—	0.37
Stock-based compensation	0.53	0.26	0.93	0.34
Loss on equity investee transactions	0.03	0.01	0.05	0.03
Estimated income tax effect of above non-GAAP adjustments(4)	(0.25)	(0.22)	(0.45)	(0.39)
Non-GAAP net income per diluted share	$0.50	$—	$1.08	$0.03

Shares used in diluted per share calculations	10,530	9,269	10,189	8,165

(1) To exclude the effect of one-time charges of $0.9 million and $1.0 million for the three and six months ending June 30, 2021, and $2.7 million and $6.6 million for the three and six months ending June 30, 2020. These costs were incurred primarily as part of acquisition and other related costs.

(2) To exclude the effect of amortization of acquired intangibles of $1.7 million and $3.1 million in the three and six months ended June 30, 2021, compared to $1.6 million and $2.1 million in the three and six months ended June 30, 2020. These costs were incurred as part of the purchase accounting adjustments for the acquisitions of scil, Optomed and CVM.

(3) To exclude the effect of purchase accounting adjustments for inventory step up amortization of $0.1 million and $0.2 million for the three and six months ended June 30, 2021, compared to $0.4 million and $0.4 million in the three and six months ended June 30, 2020.

(4) Represents income tax expense utilizing an estimated effective tax rate that adjusts for non-GAAP measures including: acquisition-related and other one-time costs (excluding items which are not deductible for tax of $40 thousand and $0.1 million for the three and six months ended June 30, 2021, respectively, compared to $1.3 million and $4.0 million for the three and six months ended June 30, 2020, respectively), amortization of acquired intangibles, purchase accounting adjustments, amortization of debt discount and issuance costs, and stock-based compensation. This incorporates the discrete tax benefits related to stock-based compensation of $0.6 million and $1.0 million for the three and six months ended June 30, 2021, respectively, compared to $0.2 million and $0.5 million for the three and six months ended June 30, 2020, respectively. Adjusted effective tax rates are approximately 25% for all periods presented.